Exhibit 10.8

FORTRESS INVESTMENT GROUP LLC
EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (‘‘Agreement’’) is made and entered into as of the 17th day of January, 2007, by and between Fortress Investment Group LLC, a Delaware limited liability company (the ‘‘Company’’), and Michael E. Novogratz (‘‘Executive’’), and only with respect to Section 1(b) hereof, Fortress Investment Group Holdings LLC, a Delaware limited liability corporation (the ‘‘Parent’’). Where the context permits, references to ‘‘the Company’’ shall include the Company and any successor of the Company. In connection with the anticipated initial public offering of Class A shares of the Parent (the ‘‘Offering’’), it is expected that the Parent will be renamed as ‘‘Fortress Investment Group LLC’’ and that the Company will be renamed as ‘‘FIG LLC’’.

W I T N E S S E T H:

WHEREAS, the Company desires to secure the services of the Executive for the benefit of the Company and its ‘‘Affiliates’’ (as defined below) from and after the date hereof; and

WHEREAS, Executive desires to provide such services.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	SERVICES AND DUTIES.

(a)    General.   From and after the date hereof (which shall be the ‘‘Effective Date’’ of this Agreement), Executive shall be employed by the Company in the capacity of its Co-President; in such capacity Executive shall be a member of the Company’s Management Committee. The principal location of Executive’s employment with the Company shall be the present location in which the Executive performs such services, although Executive understands and agrees that Executive may also be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive’s working time to the Company and its Affiliates and shall have no other employment and no other business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive will perform such duties as are required by the Company from time to time and normally associated with Executive’s position, together with such additional duties, commensurate with Executive’s positions with the Company and with its Affiliates, as may be assigned to Executive from time to time by the Parent’s Board of Directors (the ‘‘Parent Board’’). Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) subject to prior approval of the Parent Board, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its Affiliates and (ii) engaging in charitable and civic activities, so long as such outside interests do not interfere with the performance of the Executive’s duties hereunder. The Company acknowledges and approves the current activities of the Executive.

(b)    As to Affiliates.   Parent and Company agree that the Executive shall report directly to the Parent Board. Parent agrees that (i) during the Term, as defined below (beginning at or about the date of the Offering with respect to entities created in connection with the Offering), the Executive shall serve as an officer of the Parent and as a director and officer of each of the Company, FIG Asset Co. LLC and FIG Corp. and each of their directly controlled entities and (ii) Parent shall take, or cause to be taken, such actions as are necessary or appropriate to provide for such service.

2.	TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the Effective Date. The term of this Agreement (the ‘‘Term’’) shall consist of the ‘‘Initial Term’’ and ‘‘Renewal Terms’’ (as defined below), which, in any case, may be terminated earlier pursuant to Section 5 hereof. The Initial Term of this Agreement shall commence on the Effective Date and end on the fifth anniversary of the later of the Effective Date and the effective date of any Offering which occurs within one year of the date hereof. The Initial Term shall automatically renew for additional one-year periods (each such one-year period, a Renewal Term), unless either party delivers to the other party, at least ninety (90) days prior to the end of the Initial Term or the relevant Renewal Term, a written notice indicating that such party intends not to extend the Term hereof. The delivery by the Company pursuant to this Section 2 of a notice not to extend the Term shall not be deemed a termination of Executive’s employment by the Company without Cause for purposes of this Agreement. If the Term expires, and Executive is employed by the Company thereafter, such employment shall be ‘‘at-will.’’ Notwithstanding the foregoing provisions of this Section 2, the Executive will have the right to voluntarily terminate his employment with the Company at any time, any such termination being effective on the date on which a written notice thereof is delivered to the Company.

3.	COMPENSATION.

(a)    Base Salary.   In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary in the amount of two hundred thousand dollars ($200,000) per annum (the ‘‘Base Salary’’), payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to the health, welfare and retirement programs in which Executive is enrolled from time to time. The Base Salary shall be reviewed on an annual basis by the Board and adjusted at the Board’s sole discretion; provided, however, in no event shall the Base Salary be reduced without Executive’s approval.

(b)    Withholding.   All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to customary withholding taxes and such other excise or employment taxes as are required under Federal law or the applicable law of any state or governmental body to be collected with respect to compensation paid by the Company to an employee.

4.	BENEFITS AND EXPENSE REIMBURSEMENT.

(a)    Retirement and Welfare Benefits.   During the Term, Executive will be entitled to all the usual benefits offered to employees at Executive’s level, including sick time and participation in the Company’s medical, dental and insurance programs, as well as the ability to participate in the Company’s 401(k) retirement savings plan, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its employees, including Executive.

(b)    Vacation/Paid Time Off.   Notwithstanding anything to the contrary in the Company’s vacation or paid time off (‘‘PTO’’) policies, for each calendar year starting with 2007, Executive shall be entitled to four (4) weeks (20 business days) vacation and paid time off under the Company’s ‘‘PTO’’ plan for each calendar year.

(c)    Reimbursement of Expenses.   The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5.    TERMINATION.   Executive’s employment shall be terminated at the earliest to occur of the following: (i) at the end of the Term unless Executive agrees to continue working for the Company, (ii) the date on which the Board delivers written notice that Executive is being terminated for Disability (as defined below), or (iii) the date of Executive’s death. In addition, Executive’s employment with the Company may be terminated (i) by the Company for ‘‘Cause’’ (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (ii) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; or (iii) by Executive at any time, effective on the date on which a written notice to such effect is delivered to the Company.

(a)    Termination by Company with Cause.   If Executive’s employment with the Company is terminated by the Company with Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof) and accrued and unused vacation pay through the date of such termination (collectively, the ‘‘Accrued Benefits’’) and his receipt of the Accrued Benefits shall be subject to his providing the Company with a signed release of claims in a form adopted by the Board from time to time.

(b)    Termination by Company without Cause.   If Executive’s employment is terminated by the Company without Cause prior to the end of the Term hereof, then Executive shall be entitled to, upon Executive’s providing the Company with a signed release of claims in a form adopted by the Board from time to time: (i) the Accrued Benefits, and (ii) a lump sum separation payment equal to three (3) times the Executive’s then-current Base Salary. Termination by the Company without Cause is subject to the approval of the holders of the Class B shares of the Parent pursuant to the Shareholders Agreement in effect between the Executive, certain other individuals and the Parent, as such may be amended from time to time.

(c)    Death, Disability or Termination by Executive.   If Executive’s employment is terminated voluntarily by Executive or by reason of Executive’s death or Disability prior to the end of the Term, in lieu of any other payments or benefits, Executive (or Executive’s estate, as applicable) shall be entitled to the Accrued Benefits, subject to the Executive (or Executive’s estate, as applicable) providing the Company with a signed release of claims in a form adopted by the Board from time to time.

(d)    Definitions.   For purposes of this Agreement:

‘‘Affiliate’’ means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

‘‘Cause’’ means:

(i) the willful engaging by the Executive in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to the Parent, the Company or any of Parent’s other controlled Affiliates other than the Fortress Funds (as defined in Section 8(l) hereof) and their Subsidiaries, (y) to the reputation of the Executive, the Parent, the Company or any of Parent’s other controlled Affiliates other than the Fortress Funds and their Subsidiaries, or (z) to any of the Parent’s or the Company’s material funds or businesses, or

(ii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto, or

(iii) a material breach by the Executive of the non-competition or non-solicitation covenants provided in Section 6 hereof and Exhibit A hereto, if such breach is curable and is not cured within thirty business days following receipt of a notice of such breach or if such breach is not curable.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered ‘‘willful’’ unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or was done or omitted to be done with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive is guilty of the conduct constituting Cause and specifying the particulars thereof in detail.

‘‘Disability’’ means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of the Executive’s duties hereunder on a full-time basis for (i) periods aggregating one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-and-sixty-five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days of receipt of written notice of the Board’s determination under this clause (ii).

‘‘Subsidiary’’ means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(e)    Resignation as Officer or Director.   Upon the termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer or director of the Company or any of its Subsidiaries.

(f)    Section 409A.   To the extent required to comply with Section 409A of the Code, as determined by Executive’s counsel, if requested by the Executive, one or more payments under this Section 5 shall be delayed to the six-month anniversary of the date of Executive’s separation from service, within the meaning of Section 409A of the Code.

6.    RESTRICTIVE COVENANTS.   The parties agree that the restrictive covenants set forth in Exhibit A hereto (the ‘‘Restrictive Covenants’’) are incorporated herein by reference and shall be deemed to be contained herein. The Executive understands, acknowledges and agrees that the Restrictive Covenants apply (i) during his employment under this Agreement, during any period of employment by (x) the Company or (y) any Affiliate following the termination of this Agreement or the expiration of the Term of this Agreement, and (ii), as provided in Exhibit A hereto, during the periods specified following termination of his employment by the Company and by any Affiliate which may have employed him.

7.     ASSIGNMENT.   This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Subsidiaries or Affiliates, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

8.    GENERAL.

(a)    Notices.   Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following personal delivery (including personal delivery by telecopy or telex), or the third business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

General Counsel
Fortress Investment Group LLC
1345 Avenue of the Americas
46th Floor
New York, NY 10105

To Executive at the location set forth in the Company’s records.

or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party.

(b)    Severability.   Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)    Entire Agreement.   This document, together with its attached exhibit, constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Notwithstanding the immediately preceding sentence, this Agreement does not supersede or preempt other agreements to which the Executive may be, or may become, a party in connection with the Offering, including, without limitation, agreements described in the registration statement for the Offering as the shareholders agreement and the agreement among principals.

(d)    Counterparts.   This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)    Amendments.   No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f)    Choice of Law.   All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law of such state.

(g)    Survivorship.   The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 6 hereof and Exhibit A hereto) shall survive the termination or expiration of this Agreement.

(h)    Waiver.   The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)    Captions.   The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(j)    Construction.   The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)    Arbitration.   Except as necessary for the Company, its Subsidiaries, Affiliates, and their respective successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available, including as provided and limited in Section 8(l) hereof), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive’s services on behalf of the Company or any Affiliate, the termination of such services or any other dispute by and between the parties or their Subsidiaries, Affiliates, and their respective successors or assigns, shall be submitted to binding arbitration in New York, New York, according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute. Subject to Section 8(l) hereof, this arbitration obligation extends to any and all claims that may arise by and between the parties or their Subsidiaries, Affiliates and their respective successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(l)    Third Party Beneficiaries.   Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto. In any provision of the Agreement which provides rights or remedies to, or permits the assignment of rights to, Affiliates or Subsidiaries of the Company, the terms ‘‘Affiliates’’ and ‘‘Subsidiaries’’ shall be construed to exclude (i) any fund or similar collective investment vehicle or managed account formed primarily for the purpose of investing the capital of third parties (whether formed as a limited partnership, a corporation, a limited liability company or other similar form) managed by the Company or its Affiliates (the ‘‘Fortress Funds’’) and (ii) any entities controlled by any Fortress Fund. In the discretion of the Parent Board, any right or remedy which a Fortress Fund or an entity controlled by a Fortress Fund would otherwise have (but for the immediately preceding sentence) may be asserted or pursued by the Company or another Affiliate of the Company on behalf of such Fortress Fund or its controlled entity; further, in the discretion of the Parent Board, any obligation (including, without limitation, any obligation to arbitrate) which a Fortress Fund or an entity controlled by a Fortress Fund might otherwise have under this Agreement may be exclusively undertaken by the Company or another Affiliate of the Company on behalf of such Fortress Fund or its controlled entity.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

FORTRESS INVESTMENT GROUP LLC

By:	/s/ Wesley R. Edens
Name: Wesley R. Edens Title: Chief Executive Officer

/s/ Michael E. Novogratz
MICHAEL E. NOVOGRATZ Co-President

Only with respect to Section 1(b) hereof:

FORTRESS INVESTMENT GROUP HOLDINGS LLC

By: /s/ Wesley R. Edens

Name: Wesley R. Edens
Title: Chief Executive Officer

Signature Page for Michael E. Novogratz Employment Agreement

Exhibit A

Restrictive Covenants

The Executive understands, acknowledges and agrees that, by virtue of his equity interest in the Company and/or its Affiliates, his previous services to the Company and its Affiliates, and his employment by the Company pursuant to this Agreement, directly or indirectly, he acquired, had access to, or was otherwise exposed to, and shall acquire, have access to or be otherwise exposed to confidential information of the Company and its Affiliates (the ‘‘Confidential Information,’’ as defined below) and he has met and developed relationships with, and will meet and develop relationships with, the Company’s potential and existing financing sources, capital market intermediaries, investors, employees and consultants.

The Company and its Affiliates are engaged throughout the United States and the world in the business of raising, managing, investing the assets of and making investments in private equity funds, hedge funds, publicly traded alternative investment vehicles and other alternative asset investment vehicles (the ‘‘Business’’). In addition, the Company and its Affiliates are also engaged in expanding their business by developing new investment strategies, investment vehicles, business concepts and services (the ‘‘Developing Business’’). As part of this Developing Business, the Company and its Affiliates have developed and continue to develop trade secrets, confidential business information, valuable relationships with prospective and existing business, financial and other counterparties and others, and to create goodwill associated with these relationships and businesses. The Developing Business is a substantial business asset owned by and proprietary to the Company and/or its Affiliates, as applicable. The Executive acknowledges that (i) the Business and Developing Business are global in nature and the Executive is among the limited number of individuals leading the Business and Developing Business, (ii) the Company is entering into this Agreement, with all its provisions including the Restrictive Covenants, in preparation for the Offering, (iii) the Restrictive Covenants are an essential part of the Company’s preparation for the Offering, (iv) he has been fully advised by counsel in connection with the negotiation of this Agreement and the Restrictive Covenants, (v) he is familiar with the laws which govern the enforceability of restrictive covenants in the jurisdictions where the Business is carried on and where the Developing Business is under consideration, and agrees that these Restrictive Covenants, including, without limitation, the non-competition covenant, are reasonable, valid and enforceable in the context of the Offering and this Agreement, (vi) compliance with the Restrictive Covenants, including, without limitation, the non-competition covenant, will not create any hardship for the Executive as he has independent means and sufficient income, including the payments to be made pursuant to the Offering and related agreements, to be fully self-supporting without competing with the Company in the Business or Developing Business or violating any of the Restrictive Covenants, and (vii) neither the transactions identified on Exhibit B hereto nor the Offering would proceed without the benefit of this Agreement and each of the Restrictive Covenants. Nothing contained in this Exhibit shall limit any common law or statutory obligation that the Executive may have to the Company or any of its Affiliates.

A.    Non-competition.   The Executive agrees that during the period of his employment with the Company (or any Affiliate) and, if he shall have terminated his employment voluntarily or if the Company or its Affiliate shall have terminated his employment with Cause, for the eighteen-month period immediately following termination of such employment (whether or not such termination occurs during the Term of this Agreement), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined below), either in the United States or in any other place in the world where the Company or any of its Affiliates, successors or assigns engages in the Business or proposes to engage in the Developing Business. Solely for purposes of this Exhibit: ‘‘Competing Business’’ means any business (other than the Business or Developing Business of the Company, its successors or assigns or Affiliates) which (i) raises, manages, invests the assets of and/or makes investments in private equity funds, hedge funds, publicly traded alternative investment vehicles, managed accounts or other alternative asset investment vehicles, or the Persons who manage, advise or own such investment vehicles, (ii) makes investments of the type being made at any time during the Term (or during the period of Executive’s employment) by the Company or any Affiliate, (iii) otherwise competes in any fashion with the Business, or (iv) otherwise competes with, makes investments contemplated by or provides services contemplated by the Developing Business.

B.    Non-solicitation of Employees, Etc.   The Executive agrees that during the period of his employment with the Company (or any Affiliate) and during the two-year period immediately following the date of termination of the Executive’s employment with the Company or any Affiliate for any reason (whether or not such termination occurs during the Term of this Agreement), the Executive shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns or Affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns or Affiliates for the purpose of associating with any Competing Business, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns or Affiliates, for any other reason or (ii) hire any individual who left the employ of the Company or any of its Affiliates during the immediately preceding one-year period.

C.    Non-solicitation of Investors, Etc.   The Executive agrees that during the period of his employment with the Company (or any Affiliate) and for the two-year period immediately following the date of termination of the Executive’s employment with the Company or any Affiliate for any reason (whether or not such termination occurs during the Term of this Agreement), the Executive shall not, directly or indirectly, solicit or induce (i) any investors, financing sources or capital market intermediaries of the Company or its successors, assigns or Affiliates or (ii) any consultants then under contract to the Company or its successors, assigns or Affiliates, to terminate (or diminish in any material respect) his, her or its relationship with the Company or its successors, assigns or Affiliates, for the purpose of associating with any Competing Business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants, to terminate (or diminish in any respect) his, her or its relationship with the Company or its successors, assigns or Affiliates, for any other reason. Nothing in this paragraph applies to those investors, financing sources, capital market intermediaries or consultants who did not conduct business with the Company, or its successors, assigns or Affiliates during the Executive’s employment with, or the period in which Executive held, directly or indirectly, an ownership interest in, the Company or any Affiliate.

D.    Confidentiality.   All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its Affiliates shall belong to the Company and shall be given up to the Company whenever the Company requires the Executive to do so. The Executive agrees that the Executive shall not at any time during the Executive’s employment or thereafter, without the Company’s prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form, (including, without limitation, (a) any investment, financing or capital-raising strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information of the Company or any of its Affiliates, investors, financing sources or capital market intermediaries, including, without limitation, any information relating to the investment performance of any fund or business managed by the Company or any of its Affiliates, and (b) any Proprietary Information (as defined below)), concerning practices, businesses, procedures, systems, plans or policies of the Company or any of its Affiliates (collectively, ‘‘Confidential Information’’), nor shall the Executive utilize any such Confidential Information in any way or communicate with or contact any such investor, financing source or capital market intermediary, other than in connection with the Executive’s employment by the Company (or any Affiliate). The Executive hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Executive’s activities contained in this Agreement and all other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement or, in the case of disclosure by other Persons, not in violation of any agreements to which they are party. This confidentiality provision shall survive the termination of the Agreement to which it is an exhibit and shall not be limited by any other confidentiality agreements entered into with the Company or any of its Affiliates.

The Executive agrees that the Executive shall promptly disclose to the Company all information and inventions generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company or while rendering services to the Company’s Affiliates prior to the Effective Date (all of which is collectively referred to herein as ‘‘Proprietary Information’’); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Executive, even if developed or improved by the Executive while in the employ of, or rendering services to, the Company or its Affiliates. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Executive to the Company. The Executive’s obligation to the Company relative to the disclosure of such Proprietary Information shall continue beyond the Executive’s termination of employment and the Executive shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

E.    Disparaging Comments.   The Executive agrees that during the period of the Executive’s employment with the Company (or any Affiliate) and thereafter, the Executive shall not make any disparaging or defamatory comments regarding the Company or any Affiliate or, after termination of his employment relationship with the Company or any Affiliate, make any comments concerning any aspect of the termination of their relationship. The obligations of the Executive under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

F.    Continuing Obligations to the Company and its Affiliates.   In addition, commencing on the Effective Date, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, to the extent the Company reasonably deems Executive ’s cooperation necessary. Executive shall be reimbursed for all out-of-pocket expenses incurred by him as a result of such cooperation.

G.    Acknowledgement.   The Executive agrees and acknowledges that each Restrictive Covenant herein is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on the Executive, is not injurious to the public, and that any violation of any of these Restrictive Covenants shall be specifically enforceable in any court with jurisdiction upon short notice. The Executive agrees and acknowledges that a portion of the compensation paid to Executive under the Agreement to which this Exhibit is attached will be paid in consideration of the covenants contained in this Exhibit, the sufficiency of which consideration is hereby acknowledged. If any provision of this Exhibit as applied to the Executive or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Exhibit. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, the Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of this Exhibit will cause irreparable injury to the Company and upon breach of any provision of this Exhibit, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Exhibit shall be construed as an agreement independent of any other provisions in the Agreement to which it is attached, other than the consideration for such covenant provided in the Agreement.

Exhibit B

Transactions contemplated in the Securities Purchase Agreement by and among Peter Briger, Jr., Wesley Edens, Robert Kauffman, Randal Nardone, Michael Novogratz and Nomura Investment Managers U.S.A., Inc. dated as of December 18, 2006.